FOR IMMEDIATE RELEASE

CONTACT: Chris D. Sammons

Vice President, Investor Relations &

Corporate Communications

225.932.2546

SHAW ANNOUNCES PRICING OF JPY 128.98 BILLION
LIMITED-RECOURSE BONDS

The JPY 128.98 billion bond issue (equivalent to US$1.08 billion) is to be used to finance
Shaw’s purchase of 20% interest in Westinghouse Acquisition Companies.

BATON ROUGE, October 10, 2006 — The Shaw Group Inc. (NYSE: SGR) announced today that its wholly-owned subsidiary, Nuclear Energy Holdings, L.L.C. (NEH), has priced its private offering of yen-denominated JPY 128.98 billion face amount of limited-recourse bonds being marketed to investors in Japan and elsewhere outside the United States, to be used to finance its previously announced acquisition of 20% of the Westinghouse Acquisition Companies. The bonds are to be issued in two tranches, a floating-rate tranche and a fixed-rate tranche; and will mature March 15, 2013. The JPY 78.00 billion (equivalent to approximately $653 million) floating-rate tranche is to be issued with a floating coupon rate of 0.70% above the six-month Yen LIBOR rate. NEH has entered into a separate hedging transaction which fixes the interest cost on the floating-rate bonds. The JPY 50.98 billion (equivalent to approximately $427 million) fixed-rate tranche is to be issued with a coupon rate of 2.20%. The bond transaction is expected to close on Friday, October 13, 2006, subject to customary closing conditions.

As previously disclosed in Shaw’s October 4, 2006 press release, the limited-recourse bonds will be secured by the assets of and 100% of the membership interests in NEH, its shares in the Westinghouse Acquisition Companies, along with the corresponding Toshiba option, a $36 million letter of credit established by Shaw for the benefit of NEH (the “Principal LC”) and a letter of credit to secure the payment of bond interest (the “Interest LC”). The initial Interest LC (previously estimated to be approximately $91 million) will be established at approximately $113 million, which now includes an approximately $14 million withholding tax reserve.

NEH will use the proceeds from the bond offering plus approximately $30 million of cash for the purchase of the 20% interest in the Westinghouse Acquisition Companies. Because of market conditions, the effective interest rate on the bonds is slightly higher than previously estimated. As previously stated, Shaw expects the Westinghouse Acquisition Companies transaction to occur in October, 2006, subject to customary closing conditions. Shaw estimates its fees and expenses for the acquisition transaction, including the bond offering, to approximate $20 million. In the event the acquisition were not to occur, NEH would repay the proceeds to the bondholders and cancel the related transactions, and would incur certain additional expenses.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities. The securities to be offered will not be registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

The Shaw Group Inc. is a leading global provider of engineering, procurement, construction, technology, maintenance, fabrication, manufacturing, consulting, remediation, and facilities management services for government and private sector clients in the energy, chemical, environmental, infrastructure and emergency response markets. Headquartered in Baton Rouge, Louisiana, with over $4 billion in annual revenues, Shaw employs approximately 22,000 people at its offices and operations in North America, South America, Europe, the Middle East and the Asia-Pacific region.  For further information, please visit Shaw’s website at www.shawgrp.com.

 The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements.  The statements contained herein that are not historical facts (including without limitation statements to the effect that the Company or its management “believes,” “expects,” “anticipates,” “plans,” or other similar expressions) and statements related to revenues, earnings, backlog, or other financial information or results are forward-looking statements based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company.  There can be no assurance that future developments affecting the Company will be those anticipated by the Company.  These forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions and are subject to change based upon various factors.  Should one or more of such risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  A description of some of the risks and uncertainties that could cause actual results to differ materially from such forward-looking statements can be found in the Company’s reports and registration statements filed with the Securities and Exchange Commission, including its Form 10-K and Form 10-Q reports, and on the Company’s web-site under the heading “Forward-Looking Statements”.  These documents are also available from the Securities and Exchange Commission or from the Investor Relations department of Shaw.  For more information on the company and announcements it makes from time to time on a regional basis visit our web site at www.shawgrp.com.

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